Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on the financial statements of Spetner Associates, Inc. for the Three Months Ended March 31, 2025 and 2024, respectively, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). You should read the following discussion and analysis in conjunction with Spetner Associates, Inc. financial statements including the notes thereto.

This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Spetner Associates, Inc. actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of certain factors.

Overview of the Company

Spetner Associates, Inc. (“Spetner”) is a Missouri corporation that was originally incorporated in the state of Missouri on November 8, 1991. NRoll, LLC (“NRoll”) and Benefits Counselors, LLC (“Benefits Counselors”) are subsidiaries of Spetner, and all three companies operate jointly through shared management and shared operations. Spetner, NRoll, and Benefits Counselors are collectively referred to as the “Company”.

Spetner, NRoll and Benefits Counselors are benefit enrollment companies that assist businesses access insurance products and the voluntary benefits marketplace for their employees.

Results of Operations for the Three Months ended March 31, 2025 Compared to the Three Months Ended March 31, 2024

	For the Three Months Ended
	March 31,	March 31,
	2025	2024	Var ($)	Var (%)

Revenue
Commission income	5,105,532	2,558,876	2,546,656	100%
Service and fee income	53,401	77,731	(24,330)	(31)%
Total revenue	5,158,933	2,636,607	2,522,326	96%

Operating expenses
Commission expense	44,385	54,659	(10,274)	(19)%
Enrollment expense	232,828	142,594	90,234	63%
Salaries and wages	628,104	716,662	(88,558)	(12)%
General and administrative	174,157	290,916	(116,759)	(40)%
Pension expense	386	100,428	(100,042)	(100)%
Related party service fees	243,000	123,000	120,000	98%
Total operating expenses	1,322,860	1,428,259	(105,399)	7%

Net income from operations	3,836,073	1,208,348	2,627,725	217%

Other income (expense)
Charitable contribution expense	(880,092)	(292,457)	(587,635)	201%
Interest income (expense), net	27,916	16,653	11,263	68%
Total other income (expense)	(852,176)	932,544	(576,372)	209%

Provision for income taxes	-	-	-	-
Net income before other comprehensive income	2,983,897	932,544	2.051.353	220%

Other comprehensive income
Gain (loss) in fair value of Plan Assets	16,790	(765,768)	782,558	(102)%
Net comprehensive income	3,000,687	166,776	2,833,911	1,699%

Revenue

For the three months ended March 31, 2025 compared to March 31, 2024 the Company’s revenues increased by $2,546,656 or 100%. The increase in revenue was primarily a result of the Company’s agency services with respect to insurance policy holders (“Members”) and their health insurance carriers (“customers”).

Operating Expenses

For the three months ended March 31, 2025 compared to March 31, 2024 commission expense decreased by $10,274 or 19%. The decrease in commission expense is the result of a decrease in the amount of new business generated by non-employees during the three months ended March 31, 2025 compared to the three months ended March 31, 2024.

For the three months ended March 31, 2025 compared to March 31, 2024 the Company’s enrollment expense increased by $90,234 or 63%. The Company increased the insurance enrollment activities it offered to Members during the three months ended March 31, 2025, which resulted in the increase in enrollment expense.

For the three months ended March 31, 2025 compared to March 31, 2024 the Company’s salaries and wages expense decreased by $88,558 or 12%. The decrease in salaries and wages was a result of a decrease in the Company’s employee headcount.

For the three months ended March 31, 2025 compared to March 31, 2024 the Company’s general and administrative expense decreased by $116,759 or 40%. The decrease in general and administrative was primarily a result of decreased professional expenses ($105,269), legal expenses ($24,907), IT expenses ($15,284), and office expenses ($12,878), offset by an increase in travel and entertainment expense $33,458.

For the three months ended March 31, 2025 compared to March 31, 2024 the Company’s pension expense decreased by $100,042 or 100%. Effective January 1, 2024, the Company’s cash balance plan was frozen and as a result, the participant accounts ceased getting credited with the pay credit. This resulted in a significantly reduced estimated pension expense for the three months ended March 31, 2025.

For the three months ended March 31, 2025 compared to March 31, 2024 related party service fees increased by $120,000 or 98%. The increase in related party service fees was a result of increased agency services performed by the Company.

Net Income

For the three months ended March 31, 2025 compared to March 31, 2024 net income increased by $2,051,353 or 220%. The increase in net income was primarily a result of increased revenues, decreased general and administrative expenses, decreased salaries and wages expense, and decreased pension expense. The increase in revenues was offset by increased related party service fees and increased enrollment expense.

Liquidity and Capital Resources

Liquidity

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of March 31, 2025, the Company had approximately $5,020,000 in cash compared to approximately $2,559,000 at December 31, 2024, an increase of $2,461,000, resulting primarily from increased commission revenues. As of March 31, 2025, the Company had approximately $17,000 in accounts receivable compared to approximately $148,000 at December 31, 2024.

As of March 31, 2025, the Company had total current assets of approximately $5,385,000 and total current liabilities of approximately $1,847,000, or working capital of approximately $3,538,000, compared to total current assets of approximately $3,263,000 and total current liabilities of approximately $2,329,000, or positive working capital of $934,000 at December 31, 2024. This is an increase in working capital of approximately $2,588,000 over the working capital balance at the end of 2024 driven primarily by an increase in cash.

As of March 31, 2025, the Company had undiscounted liabilities in the amount of approximately $1,545,000 relating to the payment of indebtedness due within one year. The Company anticipates meeting its cash obligations on its current indebtedness as of March 31, 2025, primarily through cash generated from operations.

During the three months ended March 31, 2025 and 2024, the Company did not have any capital expenditures. The Company does not expect any significant capital expenditures for the next 12 months as it can continue to grow without any significant capital expenditures.

Cash Flows

	Three Months Ended March 31,
	2025	2024
Net cash provided by operating activities	$2,635,967	$1,245,531
Net cash provided by investing activities	-	-
Net cash used in financing activities	(398,284)	126,625
Net increase in cash	$2,237,683	$1,372,156

Change in Cash Flows from Operating Activities The net cash provided by operating activities for the three months ended March 31, 2025, was primarily a result of net income and the decrease in accounts receivable. The net cash provided was offset primarily by the decrease in the liability from premiums due to insurance carriers.

The net cash provided by operating activities for the three months ended March 31, 2024, was primarily a result of the net income, pension expense, and the increased liability from premiums due to insurance carriers. The cash provided was offset by the decrease in the cash balance plan asset

Change in Cash Flows from Investing Activities There were no investing cash flow activities for the three months ended March 31, 2025, and 2024.

Change in Cash Flows from Financing Activities The net cash used by financing activities for the three months ended March 31, 2025, was primarily a result of shareholder dividend distributions.

The net cash provided by financing activities for the three months ended March 31, 2024, was primarily a result of proceeds from the related party note payable, and shareholder contributions; offset by the repayment of the related party note payable and repayment of the revolving line of credit.

Cash Payments for Interest and Income Taxes There were cash payments for interest of $201 and $165 for the three months ended March 31, 2025 and 2024, respectively. There were no cash payments for income taxes during the three months ended March 31, 2025 and 2024.

Critical Accounting Policies and Estimates

The Company’s significant accounting policies are more fully described in the notes to the consolidated financial statements. Those material accounting estimates that we believe are the most critical to an investor’s understanding of the Company’s financial results and condition are discussed immediately below and are particularly important to the portrayal of the financial position and results of operations and require the application of significant judgment by management to determine the appropriate assumptions to be used in the determination of certain estimates.

Income Taxes and Uncertain Tax Positions

Spetner has elected to be taxed as an S corporation as it is an eligible small business corporation. Both nRoll and Benefit Counselors are single member LLCs. Accordingly, all entities are pass-through entities not subject to federal tax. Instead, the income, deductions, credits, and other tax items are passed through to the individual shareholder or members who report these items on their personal tax returns. Accordingly, the consolidated financial statements do not include a provision for income taxes.

Management has evaluated the entities’ tax position and determined that that there are no uncertain positions that require recognition or disclosure in the consolidated financial statements with applicable accounting standards.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606 Revenue from Contracts with Customers which at its core, recognizes revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services.

The Company focuses primarily on agency services for insurance products in the healthcare and life spaces, Healthcare includes plans for individuals and families, and commercial businesses.

Recently Adopted Accounting Standards

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures which requires entities to disclose significant segment expenses regularly provided to the CODM. Public entities with a single reporting segment have to provide all disclosures required by ASC 280, including the significant segment expense disclosures. For public business entities, the guidance is effective for annual periods beginning after December 15, 2023. The Company adopted this standard as of January 1, 2024 and it did not have an impact on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions, and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company adopted this ASU as of January 1, 2023. The adoption did not have a material impact on the Company’s financial statements.